                                                         Exhibit No. EX-99.m.1.a

                          AMENDMENT TO ASSETMARK FUNDS
                                DISTRIBUTION PLAN
                                  (12b-1 Plan)

This amendment (the "Amendment") to AssetMark Funds Distribution Plan is adopted by AssetMark Funds (the "Trust") as of May 15, 2007.

WHEREAS the Trust adopted a  Distribution  Plan (the "Plan") dated June 1, 2002;
and

WHEREAS the Trust now wishes to amend the Plan,  in  accordance  with  Section 7 thereof,  by  changing  Exhibit A thereof  to include  additional  series of the
Trust;

NOW THEREFORE, in consideration of the terms, covenants and conditions contained in the Plan, and other valuable  consideration,  the receipt and  sufficiency of which are acknowledged therein, the parties agree as follows:

     Exhibit A to the Plan is hereby deleted and replaced with the following:

                                                                       Exhibit A

                                 AssetMark Funds

AssetMark Large Cap Value Fund
AssetMark Large Cap Growth Fund
AssetMark Small/Mid Cap Value Fund
AssetMark Small/Mid Cap Growth Fund
AssetMark International Equity Fund
AssetMark Real Estate Securities Fund
AssetMark Tax-Exempt Fixed Income Fund
AssetMark Core Plus Fixed Income Fund
AssetMark Fundamental Index(TM) Large Company Growth Fund
AssetMark Fundamental Index(TM) Large Company Value Fund
AssetMark Fundamental Index(TM) Small Company Growth Fund
AssetMark Fundamental Index(TM) Small Company Value Fund
AssetMark Fundamental Index(TM) International Equity Fund

Except to the extent modified by this Amendment, the remaining provisions of the
Plan shall remain in full force and effect.  In the event of a conflict  between the  provisions of the Plan and those of this  Amendment,  the  Amendment  shall control.